EXHIBIT 99.1

Press Release of the Company, dated August 28, 2007

PharMerica Corporation Reports Unexpected Death of Independent Director George L. James III

LOUISVILLE, Ky., Aug 28, 2007 – PharMerica Corporation (the “Company”) (NYSE:PMC) announced today that George “Jay” L. James III, who served as an independent director on the board of directors, Chairman of the Audit Committee and member of the Compensation Committee, passed away unexpectedly on August 24, 2007.

Greg Weishar, Chief Executive Officer said, “Jay will be missed. During the time he served, it was with distinction and integrity. He was an integral part of our Company and we will miss his leadership on our Board and Audit Committee.”

The Company intends to commence a search for a candidate to fill the vacancy as expeditiously as possible.

About PharMerica Corporation

PharMerica Corporation is an institutional pharmacy services provider dedicated to providing quality customer service and innovative pharmacy solutions to institutional customers and patients in long-term care settings. PharMerica is a public company formed through the combination of the institutional pharmacy business of national healthcare services company Kindred Healthcare, Inc. and pharmaceutical services company AmerisourceBergen Corporation. As a result of this combination, PharMerica ranks as an industry-leading U.S. provider of institutional pharmacy services in terms of annual revenues. Headquartered in Louisville, Kentucky, PharMerica operates more than 120 institutional pharmacies in over 40 states that serve approximately 310,000 beds for patients of long-term facilities. PharMerica has approximately 5,500 employees nationwide. For more information, go to www.pharmerica.com.

SOURCE: PharMerica Corporation

PharMerica Corporation

Michael J. Culotta, Executive Vice President and Chief

Financial Officer

502-627-7475